Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

World Poker Tour and Allied Esports

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of World Poker Tour and Allied Esports (the “Company”) as of December 31, 2018 and 2017, the related combined statements of operations and comprehensive loss, changes in parent’s net investment and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2018.

Melville, New York

April 29, 2019

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Combined Balance Sheets

	December 31,
	2018	2017

Assets
Current Assets
Cash	$10,471,296	$5,589,229
Accounts receivable	1,533,235	555,405
Prepaid expenses and other current assets	711,889	376,187
Total Current Assets	12,716,420	6,520,821

Restricted cash	–	8,020,909
Property and equipment, net	21,020,097	8,780,491
Goodwill	4,083,621	4,083,621
Intangible assets, net	17,234,992	20,277,562
Deposits	632,963	652,360
Deferred production costs	9,058,844	5,018,879
Investment, ESA	500,000	–
Total Assets	$65,246,937	$53,354,643

Liabilities and Parent's Net Investment
Current Liabilities
Accounts payable	$1,072,499	$1,979,013
Accrued expenses	2,442,145	1,902,379
Deferred revenue	3,307,843	1,740,854
Due to Parent	33,019,510	10,107,305
Total Current Liabilities	39,841,997	15,729,551

Deferred rent	1,383,644	1,089,204
Notes payable to Parent	–	23,375,380
Accrued interest on notes payable to Parent	–	550,133
Total Liabilities	41,225,641	40,744,268

Commitments and Contingencies

Parent's Net Investment
Parent's net investment	24,021,296	12,610,375
Total Parent's Net Investment	24,021,296	12,610,375
Total Liabilities and Parent's Net Investment	$65,246,937	$53,354,643

The accompanying notes are an integral part of these combined financial statements.

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Combined Statements of Operations and Comprehensive Loss

	For the Years Ended
	December 31,
	2018	2017

Revenues
Multiplatform	$2,996,657	$1,440,634
Interactive	9,175,243	7,792,090
In-person	8,431,355	4,440,282
Total Revenues	20,603,255	13,673,006
	–
Costs and expenses
Multiplatform (exclusive of depreciation and amortization)	2,296,790	7,879,750
Interactive (exclusive of depreciation and amortization)	2,473,970	2,688,556
In-person (exclusive of depreciation and amortization)	2,553,473	968,750
Online operating expenses	2,244,574	1,744,172
Selling and marketing expenses	4,022,602	3,384,222
General and administrative expenses	18,442,461	10,341,445
Depreciation and amortization	6,711,398	4,206,943
Impairment of investment in ESA	9,683,158	–
Impairment of deferred production costs and intangible assets	1,005,292	–
Total Costs and Expenses	49,433,718	31,213,838
Loss From Operations	(28,830,463)	(17,540,832)

Other (Expense) Income:
Other income	126,689	–
Interest expense, net	(2,117,438)	(540,370)
Foreign currency exchange loss	(198,513)	(6,029)
Total Other Expense	(2,189,262)	(546,399)

Net Loss	(31,019,725)	(18,087,231)
Net loss attributed to non-controlling interest	403,627	–
Net Loss Attributable to Parent	$(30,616,098)	$(18,087,231)

Comprehensive Loss:
Net loss	$(31,019,725)	$(18,087,231)
Other comprehensive income (loss):
Foreign currency translation income (loss)	288,111	(193,222)
Total Comprehensive Loss	(30,731,614)	(18,280,453)
Less: comprehensive loss attributable to non-controlling interest	403,627	–
Comprehensive loss attributable to Parent	$(30,327,987)	$(18,280,453)

The accompanying notes are an integral part of these combined financial statements.

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Combined Statements of Changes in Parent’s Net Investment

Parent's Net Investment
Balance at January 1, 2017	$30,407,457
Net loss attributable to Parent	(18,087,231)
Other comprehensive loss	(193,222)
Net contributions from Parent	483,371
Balance at December 31, 2017	12,610,375
Net loss attributable to Parent	(30,616,098)
Effect of restructuring	42,505,325
Net contributions from Parent	(766,417)
Other comprehensive income	288,111
Balance at December 31, 2018	$24,021,296

The accompanying notes are an integral part of these combined financial statements.

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Combined Statements of Cash Flows

	For the Years Ended
	December 31,
	2018	2017
Cash Flows From Operating Activities
Net loss	$(31,019,725)	$(18,087,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	(766,417)	483,371
Bad debt (recovery)/expense	(79,414)	26,604
Depreciation and amortization	6,711,398	4,206,943
Write-offs of capitalized software costs	648,563	–
Subsidiary loss during consolidation period	1,838,739	–
Impairment of investment in ESA	9,683,158	–
Impairment of deferred production costs	768,459	–
Impairment of intangibles	236,833	–
Deferred rent	294,440	929,155
Accrued interest on notes payable to Parent	1,843,659	550,133
Changes in operating assets and liabilities:
Accounts receivable, net	(902,614)	170,237
Deposits	19,397	(652,360)
Deferred production costs	(4,808,424)	168,417
Prepaid expenses and other current assets	(336,555)	88,354
Accounts payable	(861,632)	1,239,656
Accrued expenses	551,593	246,342
Deferred revenue	1,566,989	(128,185)
Total adjustments	16,408,172	7,328,667
Net Cash Used In Operating Activities	(14,611,553)	(10,758,564)

Cash Flows From Investing Activities
Purchases of property and equipment	(17,144,397)	(5,871,076)
Proceeds from licensing software	341,193	–
Purchases of intangible assets	(38,559)	(262,092)
Funding of ESA investment	(6,230,038)	–
Net Cash Used In Investing Activities	(23,071,801)	(6,133,168)

Cash Flows From Financing Activities
Proceeds from notes payable to Parent	11,383,207	20,351,165
Due to Parent	22,912,205	8,123,017
Payment of acquisition liability	–	(500,000)
Net Cash Provided By Financing Activities	34,295,412	27,974,182

Effect of Exchange Rate Changes on Cash	249,100	9,179

Net (Decrease) Increase In Cash And Restricted Cash	(3,138,842)	11,091,629
Cash and restricted cash - Beginning of period	13,610,138	2,518,509
Cash and restricted cash - End of period	$10,471,296	$13,610,138

Cash and restricted cash consisted of the following:
Cash	10,471,296	5,589,229
Restricted cash	–	8,020,909
	$10,471,296	$13,610,138

The accompanying notes are an integral part of these combined financial statements.

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Combined Statements of Cash Flows, continued

	For the Years Ended
	December 31,
	2018	2017

Cash paid during the period for interest	$55,178	$–

Non-cash investing and financing activities:
Due to Parent for purchase of Deepstacks	$–	$500,000
Non-cash investment in ESA	$5,363,706	$–
Notes payable to Parent for purchase of property and equipment	$–	$1,278,967
Due to Parent for purchase of property and equipment	$–	$525,582
Effect of restructuring	$42,505,325	$–

The accompanying notes are an integral part of these combined financial statements.

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Notes to Combined Financial Statements

Note 1 – Background and Basis of Presentation

he accompanying combined financial statements include the accounts of Noble Link Global Limited (“Noble”) and Allied Esports Media, Inc., formerly known as Allied Esports Entertainment, Inc. (“AEM”). Allied Esports Media changed its name from Allied Esports Entertainment, Inc. to Allied Esports Media, Inc. on January 29, 2019. Allied Esports Media, together with its subsidiaries described below, is referred to herein as “Allied Esports”).

Noble was incorporated in the British Virgin Islands on May 5, 2015. Noble operates through its wholly-owned subsidiaries Peerless Media Limited (“Peerless”), WPT Distribution Worldwide Limited (“WPT Distribution”) and WPT Studios Worldwide Limited (“WPT Studios”) (Noble and its subsidiaries are collectively “World Poker Tour” or “WPT”). World Poker Tour is an internationally televised gaming and entertainment company with brand presence in land-based tournaments, television, online and mobile applications. WPT has been involved in the sport of poker since 2002 and created a television show based on a series of high-stakes poker tournaments. WPT has broadcasted globally in more than 150 countries and territories and is sponsored by a third-party online social poker site. WPT also operates ClubWPT.com, a site that offers inside access to the WPT database, as well as sweepstakes-based poker available in 35 states across the United States. WPT also participates in strategic brand licensing, partnership, and sponsorship opportunities.

Allied Esports operates through its wholly-owned subsidiaries Allied Esports International, Inc., (“AEII”), Esports Arena Las Vegas, LLC (“ESALV”) and ELC Gaming GMBH (“ELC Gaming”). Allied Esports Media, a Delaware Corporation, was formed in November 2018 to eventually act as a holding company for Allied Esports and immediately prior to close of merger to also include WPT (see Note 11, Related Parties – Restructuring). AEII operates global competitive Esports properties designed to connect players and fans via a network of connected arenas. ESALV operates a flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada. ELC Gaming operates a mobile Esports truck that serves as both a battleground and content generation hub and also operates a studio for recording and streaming gaming events.

WPT and Allied Esports (collectively the “Company”) are subsidiaries of Ourgame International Holdings Limited (“Parent”), which was incorporated in the Cayman Islands on December 4, 2013. As of the earliest date of these financial statements, the Parent owned 100% and 69.3% of WPT and AEII, respectively. The Company elected to apply pushdown accounting; accordingly, the combined financial statements of WPT and Allied Esports represent the carrying value of the Parent’s historical cost in these entities.

On December 19, 2018, the Company became a party to a Merger Agreement (the “Merger Agreement”) with Black Ridge Acquisition Corp. (“BRAC”), which will result in BRAC acquiring Allied Esports and WPT (the “Merger”). On August 9, 2019, the Merger was consummated such that Noble Link merged with and into AEM, with AEM being the surviving entity, and AEM became a wholly-owned subsidiary of BRAC (see Note 11 – Subsequent Events).

Note 2 - Going Concern and Management’s Plans

As of December 31, 2018, the Company had cash, a working capital deficit and Parent’s net investment of approximately $10.5 million, $27.1 million and $24.0 million, respectively. For the years ended December 31, 2018 and 2017, the Company incurred net losses of approximately $31.0 million and $18.1 million, respectively, and used cash in operations of $14.6 million and $10.8 million, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

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Notes to Combined Financial Statements

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The combined financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and, until that time, raising additional capital as needed, but there can be no assurance that it will be able to close on sufficient financing. The Company’s ability to generate positive cash flow from operations is dependent upon generating sufficient revenues. To date, Parent has funded the Company’s operations. The Merger Agreement described above, is expected to be consummated in the second quarter of 2019, and requires that the acquiror have a minimum of $80 million of cash on hand at closing, of which $35 million will be used to repay certain obligations to the Parent. However, the Merger agreement is subject to approval by the stockholders and the fulfillment of certain other conditions and there can be no assurance that the Merger will close. The Company cannot provide any assurances that it will be able to secure additional funding, either from its Parent, or from equity offerings or debt financings on terms acceptable to the Company, if at all. If the Company is unable to obtain the requisite amount of financing needed to fund its planned operations, it would have a material adverse effect on its business and ability to continue as a going concern, and it may have to curtail, or even cease, certain operations.

Note 3 - Significant Accounting Policies

Basis of Presentation and Principles of Combination

The combined financial statements have been prepared using the consolidated accounting records of WPT and Allied Esports. All intercompany transactions and accounts within and between WPT and Allied Esports, and intercompany transactions and balances between WPT and Allied Esports and their subsidiaries, have been eliminated. The combined financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the United States Securities and Exchange Commission (“SEC”). Parent expenses incurred on behalf of WPT and Allied Esports have been recorded on the books of each entity using specific identification.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, the valuation and carrying amount of goodwill and other intangible assets, accounts receivable reserves, the valuation of deferred tax assets and the recoverability and useful lives of long-lived assets, including deferred production costs. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

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Notes to Combined Financial Statements

Cash and Cash Equivalents

All short-term investments of the Company that have a maturity of three months or less when purchased are considered to be cash equivalents. There were no cash equivalents as of December 31, 2018 or 2017.

Concentration Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible.

During the years ended December 31, 2018 and 2017, 11% and 15%, respectively, of the Companies revenues were from customers in foreign countries.

During the year ended December 31, 2018, the Company’s largest customer accounted for 15% of the Company’s total revenues.

See Note - 10 Segment Data for additional details.

Restricted Cash

Restricted cash was comprised of cash held in an escrow account for the purposes of constructing the Company's Esports arena in Las Vegas, Nevada. Construction was completed and the Esports arena opened in March 2018 and any remaining cash balances held for construction were released from escrow.

Accounts Receivable

Accounts receivable are carried at their contractual amounts. Management establishes an allowance for doubtful accounts based on its historic loss experience and current economic conditions. Losses are charged to the allowance when management deems further collection efforts will not produce additional recoveries. As of December 31, 2018 and 2017, there was no bad debt allowance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method over their estimated useful lives, once the asset is placed in service. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term (including renewal periods that are reasonably assured). Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures which extend the economic life are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized in the statement of operations for the respective period. Internally generated software costs are expensed as incurred in the preliminary project phase and post-implementation phase and will be capitalized during the application development stage. Assets are held in construction in progress until placed in service, upon which date, we begin to depreciate those assets.

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Notes to Combined Financial Statements

The estimated useful lives of property and equipment are as follows:

Equipment	3 - 5 years
Computer equipment	3 - 5 years
Production equipment	5 years
Furniture and fixtures	3 - 5 years
Software	1 - 5 years
Gaming truck	5 years
Leasehold improvements	5-10 years

Goodwill and Intangibles

Intangible assets are comprised of goodwill, intellectual property, customer relationships, trademarks, and trade names. Intangible assets with definite lives are amortized on a straight-line basis over the shorter of their estimate useful lives, ranging from two to ten years, or their contract periods, if applicable. Intangible assets with indefinite lives are not amortized but are evaluated at least annually for impairment and more often whenever changes in facts and circumstances may indicate that the carrying value may not be recoverable. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates, consideration of the Company’s aggregate fair value, and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

When testing goodwill for impairment, the Company may assess qualitative factors for some or all of our reporting units to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. Alternatively, the Company may bypass this qualitative assessment for some or all of our reporting units and perform a detailed quantitative test of impairment (step 1). If the Company performs the detailed quantitative impairment test and the carrying amount of the reporting unit exceeds its fair value, the Company would perform an analysis (step 2) to measure such impairment. At December 31, 2018 and 2017, the Company performed a qualitative assessment to identify and evaluate events and circumstances to conclude whether it is more likely than not that the fair value of the Company’s reporting units is less than their carrying amounts. Based on the Company’s qualitative assessments, the Company concluded that a positive assertion can be made that it is more likely than not that the fair value of the reporting units exceeded their carrying values and no impairments were identified at December 31, 2018 and 2017.

Impairment of Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the year ended December 31, 2018 the Company recorded an aggregate of $1,005,292 for impairment charges related to deferred production costs and intangible assets as described in Note 8 - Deferred Production Costs and Note 7 – Intangible Assets, net, and recorded an impairment charge of $9,683,158 related to its investment in ESA as described in Note 5 – Investment.

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Notes to Combined Financial Statements

Deferred Production Costs

Capitalized production costs represent the costs incurred to develop and produce the Company’s proprietary shows. These costs primarily consist of labor, equipment, production overhead costs and travel expenses. Capitalized production overhead costs include rent incurred in connection with our leased space in Los Angeles, California, which is used exclusively for film production. Capitalized production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. Production costs in an amount up to the amount of ultimate revenue expected to be earned from the related production are capitalized in accordance with FASB ASC Topic 926-20, “Other Assets – Film Costs”. Amortization of capitalized film costs begins when the related film is released and begins to recognize revenue. Capitalized film costs are expensed over the expected revenue period (not to exceed ten years) using a ratio of revenue earned during the period to estimated ultimate revenues for the related production. Costs incurred in excess of expected ultimate revenue are expensed as incurred and included in multiplatform costs in the accompanying combined statements of operations. Unamortized capitalized production costs are evaluated for impairment at each reporting period on a season-by-season basis. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that season, the unamortized capitalized production costs will be written down to fair value.

Due to the inherent uncertainties involved in making such estimates of revenues and expenses, these estimates are likely to differ to some extent from actual results. The Company’s management regularly reviews and revises when necessary its revenue and cost estimates, which may result in a change in the rate of amortization of film costs, participations and residuals and/or write-down of all or a portion of the unamortized deferred production costs to its net realizable value.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”).

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 - quoted prices in active markets for identical assets or liabilities.

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 - inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments.

Nonrecurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. These fair value measurements are categorized within level 3 of the fair value hierarchy.

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Notes to Combined Financial Statements

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events or circumstances warrant such a review. Fair value is determined primarily using anticipated cash flows assumed by a market participant discounted at a rate commensurate with the risk involved or in the case of nonfinancial assets or liabilities. During the year ended December 31, 2018, the Company recognized an impairment of $768,459 related to deferred production costs that were deemed impaired due to determination that the remaining revenue associated with the deferred production costs is not sufficient to recover the unamortized cost. Additionally, during the year ended December 31, 2018, the Company recognized an impairment of $236,833 related to certain intangible assets that were deemed impaired due to determination that the future cash flows is not sufficient to recover the carrying value of those assets.

During the year ended December 31, 2018 the Company recorded impairment expense of $9,683,158 to reduce the carrying value of its investment in ESA to fair value, which was determined using a combination of the market approach and asset approach. See Note 5 – Investment for additional details.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company recognizes the tax benefit from an uncertain income tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement by examining taxing authorities.

The Company’s policy is to recognize interest and penalties accrued on uncertain income tax positions in interest expense in the Company’s statements of operations. As of December 31, 2018, and 2017, the Company had no liability for unrecognized tax benefits. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

See Note 12 – Income Taxes for additional details including the effects of the Tax Cuts and Jobs Act enacted in December 2017.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue Recognition

The Company recognizes revenue when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) fees are fixed or determinable, and (4) the collectability is reasonably assured.

For multiple element contracts, the Company allocates consideration to the multiple elements based on the relative selling price of each separate element which are determined using vendor specific objective evidence, third-party evidence or the Company’s best estimate in order to assign relative fair values.

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Notes to Combined Financial Statements

Multiplatform revenue

The Company’s multiplatform revenue is comprised of distribution revenue, sponsorship revenue, music royalty revenue and online advertising revenue. Distribution revenue is generated through the distribution of content from both World Poker Tour’s library as well as third-party content to global TV networks or through online channels such as Pluto and Unreel from which the Company earns revenue through the placement of ads around WPT’s content. Sponsorship revenue is generated through the sponsorship of the Company’s content such as its TV content, online events and online streams. Online advertising revenue is generated from third-party advertisements placed on the Company’s website. Music royalty revenue is generated when the Company’s music is played in the Company’s TV series both on TV networks and online.

The Company recognizes distribution revenue and sponsorship revenue pursuant to the terms of each individual contract with the customer and records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered. Music royalty revenue is recognized at the point in time when the music is played.

Multiplatform revenue was comprised of the following for the years ended December 31, 2018 and 2017:

	For the Years Ended
	December 31,
	2018	2017
Distribution revenue	$861,994	$191,188
Sponsorship revenue	1,082,077	373,445
Music royalty revenue	1,031,425	876,001
Online advertising revenue	21,161	–
Total multiplatform revenue	$2,996,657	$1,440,634

Interactive revenue

The Company’s interactive revenue is primarily comprised of subscription revenue, licensing, social gaming and virtual product revenue. Subscription revenue is generated through fixed rate (monthly, quarterly, annual) subscriptions which offer the opportunity for subscribers to play unlimited poker and access benefits not available to non-subscribers.

The Company recognizes subscription revenue on a straight-line basis and records deferred revenue to the extent the Company receives payments for services that have yet to be provided. The Company recognizes social gaming revenue and virtual product revenue at the point when the product has been delivered. The Company generates licensing revenue by licensing the right to use the Company’s brand on products to third-parties. Licensing revenue is recognized pursuant to the terms of each individual contract with the customer and records deferred revenue to the extent the Company has received a payment for products that have yet to be delivered.

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Notes to Combined Financial Statements

Interactive revenue was comprised of the following for the years ended December 31, 2018 and 2017:

	For the Years Ended
	December 31,
	2018	2017
Subscription revenue	$4,964,086	$5,226,136
Virtual product revenue	3,093,973	–
Social gaming revenue	674,497	1,871,507
Licensing revenue	349,199	546,955
Other revenue	93,488	147,492
Total interactive revenue	$9,175,243	$7,792,090

In-person revenue

The Company’s in-person revenue is comprised of event revenue, merchandising revenue and other revenue. Event revenue is generated through World Poker Tour events – TV, non-TV, and DeepStacks Entertainment, LLC and Deepstacks Poker Tour, LLC (collectively “DeepStacks”) events – held at the Company’s partner casinos as well as Allied Esports events held at the Company’s Esports properties. Event revenue is generated from the use of the WPT brand by partner casinos, from naming rights for the Allied Esports arena and from sponsorship arrangements for Allied Esports events at the Esports arena. In-person revenue also includes revenue from ticket sales, admission fees and food and beverage sales for events held at the Company’s Esports properties.

The Company recognizes event revenue related to the use of the WPT brand by partner casinos at the time of the WPT-branded event. Event revenues from naming rights of the Company’s Esports Arena are recognized on a straight-line basis over the contractual term of the naming rights agreement. Event revenues from sponsorship arrangements for Allied Esports events are recognized on a straight-line basis over the duration of the event, usually three to four days. Ticket revenue is recognized at the completion of an event. Point of sale revenues, such as food and, beverage, gaming and merchandising revenues, are recognized when control of the related goods are transferred to the customer. The Company records deferred revenue to the extent that payment has been received for services that have yet to be performed.

In-person revenue consisted of the following for the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Event revenue	$5,802,399	$4,440,282
Food and beverage revenue	814,247	–
Ticket and gaming revenue	1,621,721	–
Merchandising revenue	167,194	–
Other revenues	25,794	–
Total in-person revenue	$8,431,355	$4,440,282

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The Parent estimates the fair value of the awards granted to its employees and service-providers using a binomial options pricing model based on the market value of the Parent’s freely tradable common stock (listed on the Stock Exchange of Hong Kong), for awards that have been granted by the Parent, with compensation expense recorded by the Company.

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Notes to Combined Financial Statements

Advertising Costs

Advertising costs are charged to operations in the year incurred and totaled approximately $1,240,000 and $1,352,000 for the years ended December 31, 2018 and 2017, respectively.

Foreign Currency Translation

The Company’s reporting currency is the United States Dollar. The functional currencies of the Company’s operating subsidiaries are their local currencies (United States Dollar and Euro). Euro-denominated assets and liabilities are translated into the United States Dollar at the balance sheet date (1.1444 and 1.2002 at December 31, 2018 and 2017, respectively), and revenue and expense accounts are translated at a weighted average exchange rate for the years then ended (1.1809 and 1.1304 for the years ended December 31, 2018 and 2017, respectively). Resulting translation adjustments are made directly to accumulated other comprehensive (loss) income. Losses of $198,513 and $6,029 arising from exchange rate fluctuations on transactions denominated in a currency other than the reporting currency for the years ended December 31, 2018 and 2017, respectively, are recognized in operating results in the combined statements of operations. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the combined financial statements, except as disclosed.

Segment Reporting

Reportable segments are components of an enterprise about which separate financial information is available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance. The chief operating decision maker of WPT is WPT’s Vice President of Finance and the chief operating decision maker of Allied Esports is Allied Esports’ Chief Executive Officer and Chief Financial Officer. Separate discrete financial information for each of WPT and Allied Esports are reviewed separately by different chief operating decision makers, and the operations of each of WPT and Allied Esports are managed separately. As such, the operations of WPT (principally poker gaming and entertainment) and Allied Esports (principally video game events and competitions) are reported as separate operating segments of the Company. See Note 10 – Segment.

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Notes to Combined Financial Statements

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for private companies and emerging growth public companies for annual and interim periods beginning on or after December 15, 2018. Except for certain contracts related to the Company’s distribution and event revenue streams, the Company has completed its ASC 606 analysis and, to date, has not identified any material differences in revenue recognition policies that would have a material impact on its combined financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for private companies and emerging growth public companies for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its combined financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for private companies and emerging growth public companies for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company adopted this guidance effective January 1, 2018, and the standard did not have a material impact on the Company’s combined financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard for private companies and emerging growth public companies is effective for fiscal years beginning after December 15, 2018. The Company will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The adoption of ASU 2016-15 is not expected to have a material impact on the Company’s combined financial statements or disclosures.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash.” This guidance standardizes the presentation of changes to restricted cash on the statement of cash flows by requiring that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amount generally described as restricted cash or restricted cash equivalents. The provisions of this standard are effective for annual reporting periods, and interim reporting periods contained therein, beginning after December 15, 2017, and early adoption is permitted. The Company adopted this guidance effective January 1, 2018 and applied it retrospectively. The adoption of ASU 2016-18 had a material impact to the combined statements of cash flows, as the Company had $8,020,909 in restricted cash at December 31. 2017.

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Notes to Combined Financial Statements

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for private companies and emerging growth public companies’ fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2018, and the standard did not have a material impact on the Company’s combined financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which simplifies accounting for share-based payment transactions resulting for acquiring goods and services from nonemployees. ASU 2018-07 is effective for private companies and emerging growth public companies’ fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating ASU 2018-07 and its impact on its combined financial statements or disclosures.

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”). The amendments in ASU 2018-10 provide additional clarification and implementation guidance on certain aspects of the previously issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) and have the same effective and transition requirements as ASU 2016-02. Upon the effective date, ASU 2018-10 will supersede the current lease guidance in ASC Topic 840, Leases. Under the new guidance, lessees will be required to recognize for all leases, with the exception of short-term leases, a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis. Concurrently, lessees will be required to recognize a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2018-10 is effective for private companies and emerging growth public companies for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The guidance is required to be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative periods presented in the financial statements. The Company is currently assessing the impact this guidance will have on its combined financial statements.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement - Reporting Comprehensive Income – Overall (Topic 220-10), Debt - Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity – Overall (Topic 480-10), Compensation - Stock Compensation - Income Taxes (Topic 718-740), Business Combinations - Income Taxes (Topic 805-740), Derivatives and Hedging – Overall (Topic 815-10), and Fair Value Measurement – Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. The Company is currently evaluating and assessing the impact this guidance will have on its combined financial statements.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements,” (“ASU 2018-11”). The amendments in ASU 2018-11 related to transition relief on comparative reporting at adoption affect all entities with lease contracts that choose the additional transition method and separating components of a contract affect only lessors whose lease contracts qualify for the practical expedient. The amendments in ASU 2018-11 are effective for private companies and emerging growth public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently assessing the impact this guidance will have on its combined financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating ASU 2018-13 and its impact on its combined financial statements.

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Notes to Combined Financial Statements

Note 4 – Business Combination

In January 2018, the Parent sold its 18.2% ownership interest in Esports Arena, LLC ("ESA"), to Allied Esports. Simultaneously, Allied Esports paid cash of $1,337,454 to purchase an additional 64.2% interest in ESA, such that Allied Esports owned an aggregate 82.4% controlling interest in Esports Arena. The acquisition was considered a business combination as the assets and the intangible assets acquired represent an integrated set of inputs and processes.

Allied Esports recognized goodwill of $4,337,660, arising from the acquisition, which is due mainly to the strategic nature of the Esports Arena acquisition. The goodwill acquired is expected to be deductible for income tax purposes.

The following table summarizes the fair value of the assets acquired and the liabilities recognized at the acquisition date:

Assets acquired:
Cash	$10,353
Property, plant and equipment	1,975,864
Customer list	940,000
Trade names	140,000
Goodwill	4,337,660
Other intangibles	22,300
Total assets acquired	7,426,177

Liabilities assumed
Affiliate advances	(3,013,706)
Accounts payable	(241,716)
Debt	(120,447)
Total liabilities assumed	(3,375,869)

Non-controlling interests	(712,854)

$3,337,454

Allied Esports identified the following intangible assets that meet the criteria for separate recognition apart from the goodwill for financial reporting purposes:

•	Customer list in the amount of $940,000, which represents the important relationships with its customers who purchased sponsorships, merchandise, gaming services and rented the facilities, and,

•	Trade names in the aggregate amount of $140,000, which includes Esports Arena names, trademarks, and related domain names, which have recognition in the industry.

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Notes to Combined Financial Statements

Contribution Agreement

In January 2018, Allied Esports entered into a contribution agreement with ESA (the "Contribution Agreement"), whereby Allied Esports committed to contribute $40 million to ESA for the acquisition, construction and development of up to 12 new arenas through January 31, 2020 (“Funding”).

Pursuant to the terms of the Contribution Agreement, in the event that Allied Esports failed to contribute the minimum funding commitments noted above, Allied Esports would be required to convey a portion of its membership interests in ESA to the minority investors of ESA. Effective August 1, 2018, Allied Esports entered into an amendment to the agreement with the non-controlling interest members of ESA (who are not related parties to Allied Esports) to reduce Allied Esports's ongoing contribution requirements, and accordingly, conveyed a majority of its membership interests in ESA to the minority investors, and only retained a 25% non-voting interest in ESA. Additionally, as part of the amendment, Allied Esports reduced its funding commitment to $1,803,126. As of August 1, 2018, Allied Esports derecognized the assets, liabilities and equity of ESA since Allied Esports no longer had a controlling interest in ESA. See Note 5 – Investment for additional details. The deconsolidation of ESA is not considered a discontinued operation, because deconsolidation of ESA does not meet the criteria for discontinued operations under ASC 205-20 “Presentation of Financial Statements, Discontinued Operations”.

Note 5 – Investment

As of December 31, 2018, the Company owns a 25% non-voting membership interest in ESA and its wholly-owned subsidiary. See Note 4 – Business Combination and Contribution Agreement. The investment is accounted for as a cost method investment, since the Company does not have the ability to exercise significant influence over the operating and financial policies of ESA.

Management estimated the fair value of ESA with the assistance of a third-party valuation advisor who weighted the estimated fair values determined using the asset approach and the market approach.  The income approach wasn’t utilized due to the uncertainty associated with any financial projections that could have been prepared.  Under the asset approach, management assessed the fair value of the assets and liabilities using the ESA balance sheets as of each valuation date.  Under the market approach, management assessed the fair value of ESA by applying the observed market multiples for a group of comparable public companies, include revenue multiples of 3.7-4.5x and book value multiples of 0.6-1.3x, depending on the valuation date. Management wrote down the carrying value of the investment in ESA to its estimated fair value, recording an aggregate 2018 impairment charge of $9,683,158, which consisted of a $7,438,324 impairment loss at deconsolidation and an additional subsequent impairment loss of $2,244,834.

Note 6 – Property and Equipment, net

Property and equipment consist of the following:

	As of
	December 31,
	2018	2017
Software	$3,551,214	$3,771,509
Equipment	1,172,882	1,158,650
Computer equipment	2,616,510	2,206,391
Esports gaming truck	1,128,905	771,279
Furniture and fixtures	877,472	292,374
Production equipment	7,487,752	–
Leasehold improvements	12,903,762	281,753
	29,738,497	8,481,956
Less: accumulated depreciation and amortization	(8,718,400)	(4,970,620)
Subtotal	21,020,097	3,511,336
Construction-in-progress	–	5,269,155
Property and equipment, net	$21,020,097	$8,780,491

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Notes to Combined Financial Statements

During the years ended December 31, 2018 and 2017, depreciation and amortization expense amounted to $3,867,102 and $1,111,936 respectively. During the years ended December 31, 2018 and 2017, the Company disposed of an aggregate of $67,784 and $335,694 of fully depreciated property and equipment, respectively.

Construction in progress consists of the following:

	As of
	December 31,
	2018	2017
Esports arena in Las Vegas, Nevada
Leasehold improvements	$–	$2,630,809
Computer equipment	–	2,012,470
Furniture and fixtures	–	263,248
Software	–	5,000
Total Esports arena in Las Vegas, Nevada	–	4,911,527
Gaming truck	–	357,628
Total construction-in-progress	$–	$5,269,155

In preparation for hosting Esports events, Allied Esports committed to repurpose leased space in the Luxor Hotel (the "Lessor") in Las Vegas into an Esports gaming arena, which opened in March 2018. As part of the lease agreement with the Lessor, Allied Esports deposited $9,000,000 with a third-party escrow company. The deposit was held for the sole purpose of constructing the leasehold improvements and withdrawals require approval from a third-party quality control engineer approved by the Lessor. At December 31, 2018 and 2017, $-0- and $8,020,909, respectively remained in the escrow account.

As of December 31, 2017, Allied Esports was in the process of developing a mobile gaming truck to allow the Company to host videogaming events and create content generation hubs throughout the United States. The mobile gaming truck was completed and placed into service during 2018.

Note 7 – Intangible Assets, net

Intangible assets consist of the following:

	Indefinite-Lived Trade Names	Trademarks	Customer Relationships	Intellectual Property	Accumulated Amortization	Total
Balance as of January 1, 2017	1,000,000	24,882,577	3,457,724	–	(6,229,824)	23,110,477
Purchases of intangibles	–	–	–	262,092	–	262,092
Amortization expense	–	–	–	–	(3,095,007)	(3,095,007)
Balance as of December 31, 2017	1,000,000	24,882,577	3,457,724	262,092	(9,324,831)	20,277,562
Purchases of intangibles	–	31,739	–	6,820	–	38,559
Amortization expense	–	–	–	–	(2,844,296)	(2,844,296)
Impairment of intellectual property	–	–	–	(236,833)	–	(236,833)
Balance as of December 31, 2018	$1,000,000	$24,914,316	$3,457,724	$32,079	$(12,169,127)	$17,234,992

Weighted average remaining amortization period at December 31, 2018 (in years)	n/a	6.5	n/a	9.3

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Notes to Combined Financial Statements

Amortization of intangible assets consists of the following:

	Indefinite-Lived Trade Names	Trademarks	Customer Relationships	Intellectual Property	Accumulated Amortization
Balance as of January 1, 2017	$–	$3,720,649	$2,509,175	$–	$6,229,824
Amortization expense	–	2,494,174	600,833	–	3,095,007
Balance as of December 31, 2017	–	6,214,823	3,110,008	–	9,324,831

Amortization expense	–	2,494,174	347,716	2,406	2,844,296
Balance as of December 31, 2018	$–	$8,708,997	$3,457,724	$2,406	$12,169,127

As of December 31, 2018, management determined that the projected cash flows from certain intellectual property would not be sufficient to recover the carrying value of those assets. Accordingly, the Company recorded an impairment charge of $236,833 which is included in operating costs and expenses on the accompanying combined statements of operations. As of December 31, 2018, trademarks in the aggregate amount of $133,853 have not yet been placed in service and therefore the Company has not recognized any amortization expense relating to these intangibles for the periods presented. These intangible assets will be amortized on a straight-line basis over the shorter of their license periods or estimated useful lives ranging from two to ten years.

Estimated future amortization expense is as follows:

Years Ending December 31,

2019	$2,497,382
2020	2,497,382
2021	2,497,382
2022	2,497,382
2023	2,497,382
Thereafter	3,748,082
$16,234,992

Note 8 – Deferred Production Costs

Deferred production costs consist of the following:

	As of
	December 31,
	2018	2017
Deferred production costs	$23,604,111	$17,905,111
Less: accumulated amortization	(14,545,267)	(12,886,232)
Deferred production costs, net	$9,058,844	$5,018,879

Weighted average remaining amortization period at December 31, 2018 (in years)	4.02

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Notes to Combined Financial Statements

During the years ended December 31, 2018 and 2017, production costs of $1,663,835 and $3,707,590, respectively, were expensed and are reflected in multiplatform costs in the combined statements of operations. In addition, the Company recorded impairment of capitalized production costs of $768,459 and $0 during the years ended December 31, 2018 and 2017, respectively.

Note 9 – Line of Credit

In May 2018, Allied Esports entered into a $5,000,000 line of credit with a bank, bearing interest of 2.650% per annum with monthly payments of interest only. The line of credit is secured by a $5,000,000 certificate of deposit provided by Parent as collateral. All outstanding principal and accrued interest are due at maturity in May 2019. In October 2018, the $5,000,000 line of credit was repaid by the Parent using its collateralized certificate of deposit. As a result, Allied Esports owed $5,000,000 to the Parent as of December 31, 2018. There is no stated interest rate or repayment terms related to this liability. See Note 11 – Related Parties – Due to Parent for additional details. During 2018, the Company incurred $55,178 of interest expense related to this line of credit.

Note 10 – Segment Data

Each of the Company’s business segments offer different, but synergistic products and services and are managed separately, by different chief operating decision makers.

The Company’s business consists of two reportable segments:

•	Poker gaming and entertainment, provided through WPT, including televised gaming and entertainment, land-based poker tournaments, online and mobile poker applications.

•	Esports, provided through Allied Esports, including multiplayer video game competitions.

The following tables present segment information for each of the last two years:

	For the year ended December 31, 2018			For the year ended December 31, 2017
	Gaming & Entertainment	Esports	TOTAL	Gaming & Entertainment	Esports	TOTAL

Revenues	$16,326,923	$4,276,332	$20,603,255	$13,575,239	$97,767	$13,673,006

Revenues from Foreign Operations	$2,499,058	$384,433	$2,883,491	$2,199,058	$97,663	$2,296,721

Loss from Operations	$(2,116,272)	$(26,714,191)	$(28,830,463)	$(13,512,157)	$(4,028,675)	$(17,540,832)

Depreciation and Amortization	$4,003,937	$2,707,461	$6,711,398	$4,070,283	$136,660	$4,206,943

Interest Expense, net	$–	$(2,117,438)	$(2,117,438)	$(49)	$(540,321)	$(540,370)

Capital Expenditures	$735,031	$16,409,366	$17,144,397	$1,473,437	$6,202,188	$7,675,625

Total Assets	$37,315,493	$27,931,444	$65,246,937	$32,978,709	$20,375,934	$53,354,643

Total Property and Equipment, net	$711,863	$20,308,234	$21,020,097	$2,128,635	$6,651,856	$8,780,491

Total Property and Equipment, net in Foreign Countries	$–	$442,925	$442,925	$2,573	$611,809	$614,382

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Notes to Combined Financial Statements

One customer of the Gaming and Entertainment segment accounted for 18% of its segment revenues and 15% of total Company revenues for the year ended December 31, 2018.

During the years ended December 31, 2018 and 2017, 9% and 100% of the Esports segment revenues, respectively, were from foreign sources, and 15% and 16%, of the Gaming and Entertainment revenues, respectively, were from foreign sources.

Note 11 – Related Parties

Notes Payable to Parent

The Company has promissory notes payable to Parent. Borrowings on the notes are unsecured and bear interest at 6% per annum. The notes mature on December 31, 2021. As of December 31, 2017, the Company owed principal and interest under the Notes Payable to Parent of $23,375,380 and $550,133, respectively. From January – October 2018, Notes Payable to Parent increased by $13,997,142 of which $8,357,057 represented cash proceeds and $5,610,085 represented non-cash. During November and December 2018, as part of a corporate restructuring, the Parent converted $37,372,522 of the outstanding notes payable to Parent to Parent’s Net Investment. In addition, in connection with the restructuring, accrued interest in the amount of $2,150,487 was forgiven by the Parent, and was recorded as a contribution to capital.

Due to Parent

As of December 31, 2018 and 2017, due to Parent consisted of payments of certain operating expenses, investing activities and financing activities made on behalf of the Company by the Parent. There is no stated interest rate or definitive repayment terms related to this liability.

In May 2018, Allied Esports entered into a $5,000,000 line of credit with a bank, bearing interest of 2.650% per annum with monthly payments of interest only. The line of credit was secured by a $5,000,000 certificate of deposit held by Parent as collateral. All outstanding principal and accrued interest were due at maturity in May 2019. In October 2018, the $5,000,000 line of credit was repaid using the collateralized certificate of deposit. As a result, Allied Esports owed $5,000,000 to Parent, which is included in the amount Due to Parent as of December 31, 2018. There is no stated interest rate or defined repayment terms related to this liability.

During the year ended December 31, 2018, Allied Esports received net aggregate advances of $16,800,000 from the Parent. During the years ended December 31, 2018 and 2017, WPT received advances from the Parent net of repayments, totaling approximately $6,112,000 and $9,148,000, respectively. These advances from the Parent were partially funded from the bridge financing described below. There are no stated interest rates or defined repayment terms related to these advances. The weighted average balance of advances owed to the Parent during the years ended December 31, 2018 and 2017 was $21,965,152 and $6,426,526, respectively. Advances during the years ended December 31, 2018 and 2017 consisted of the following:

	For the Years Ended
	December 31,
	2018	2017
Advances for working capital needs	$22,912,205	$8,123,017
Due to Parent for purchase of Deepstacks	–	500,000
Due to Parent for purchase of property and equipment	–	525,582
	$22,912,205	$9,148,599

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Notes to Combined Financial Statements

Bridge Financing

On October 11, 2018, the Parent issued a series of secured convertible promissory notes (the “Notes”) whereby investors provided Parent with $10 million to be used for the operations of the Company. The Notes are due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) upon conversion of the Notes into equity as part of the Merger. As security for purchasing the Notes, the investors received a security interest in Allied Esports’ assets (second to any liens held by the landlord of the Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT. The liens and pledge described above only apply during the period of time that the investors are note holders.

Restructuring

In November and December 2018, the Company underwent a corporate entity restructuring for the purpose preparing the Company for the Merger. As part of the restructuring, AEEI, a new holding entity, was formed and AEII became a wholly-owned subsidiary of AEEI. The plan is for WPT to also become a wholly-owned subsidiary of AEEI prior to the closing of the Merger. The restructuring resulted in a $42,505,325 increase in Parent’s net investment consisting of notes payable, accrued interest and other related liabilities.

Stock Options

In 2015, the Parent issued options to purchase common stock of the Parent to certain employees and a consultant of WPT. Accordingly, during the years ended December 31, 2018 and 2017, the Company recorded ($766,417) and $483,371, respectively, of stock-based compensation which is reflected in general and administrative expenses in the combined statements of operations. As of December 31, 2018, there was $5,877 of unamortized stock-based compensation expense which will be recognized over a remaining period of 0.5 years.

Profit Participation Plan

In January 2018, certain employees of WPT entered into profit participation agreements pursuant to which the employees, commencing with the calendar year 2018, were entitled to an annual payment equal to a range of 1% to 4% of the net profits of the Company during such calendar year. Upon an occurrence of a change in control of WPT, the employees would be entitled to: (i) a payment equal to a range of 1% to 4% of the net profits of the Company through the fiscal quarter end prior to the closing of such change in control; and (ii) a payment equal to a range of 0.5% to 4% of the value of outstanding shares of WPT, pursuant to the profit participation agreement. In connection with the profit participation agreement, the participating employees forfeited the unvested portion of their options to purchase the Parent’s common stock. The Company recognized expense of $70,000 related to the Profit Participation Plan during the year ended December 31, 2018.

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Notes to Combined Financial Statements

Share Purchase Agreements

On November 5, 2018, Allied Esports Media Inc. sold 1,199,191 shares of restricted common stock, representing an aggregate 12.16% ownership interest, to certain employees and stakeholders of the Company, for consideration of $0.001 per share. A December 17, 2018 Letter Agreement between the parties clarifies that if the Merger fails to close before July 1, 2019, upon the request of Allied Esports Media, Inc. or Allied Esports International, Inc., the common stock will be forfeited and it will be replaced with an equivalent number of options to purchase the equity of Allied Esports International, Inc., but the remaining option terms, including the exercise price, have not been specified. Accordingly, the option doesn’t currently meet the accounting definition of a grant. The Company has determined that it cannot consider the closing of the Merger to be probable as of December 31, 2018. Accordingly, the Company has not recognized any stock-based compensation during 2018. The excess of the grant date fair value of the common stock as compared to the purchase price will eventually be recorded as stock-based compensation, if the merger closes on a timely basis. Management, with the assistance of a third-party valuator, estimated the grant date fair value on November 5, 2018 (prior to combination with World Poker Tour and prior to the conversion of notes payable to Parent to Parent’s Net Investment) to be $0.33 per share by weighting the estimated values derived under the asset approach, the market approach and by reference to the letter of intent terms for the Merger.

Note 12 – Income Taxes

The Company and its subsidiaries file tax returns in the United States (federal and California), Gibraltar, Ireland and Germany.

In December 2017, the U.S. Congress enacted The Tax Cuts and Jobs Act (the “Act”). The primary provisions of the Act impacting the Company is the reduction to the U.S. corporate income tax rate from 35% to 21%, eliminating certain deductions, and imposing a mandatory one-time transition tax on accumulated earnings of foreign subsidiaries. The change in tax law required the Company to remeasure existing net deferred tax assets using the lower rate in the period of enactment resulting in an income tax expense of approximately $5,300,000 which is fully offset by a corresponding tax benefit of $5,300,000 which related to the corresponding reduction in the valuation allowance for the year ended December 31, 2017. There were no specific impacts of Tax Reform that could not be reasonably estimated which the Company accounted for under prior tax law.

The U.S. and foreign components of income (loss) before income taxes were as follows:

	For the Years Ended
	December 31,
	2018	2017

United States	$(28,118,382)	$(14,890,677)
Foreign	(2,901,343)	(3,196,554)
Loss before income taxes	$(31,019,725)	$(18,087,231)

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Notes to Combined Financial Statements

The income tax provision (benefit) for the years ended December 31, 2018 and 2017 consist of the following:

	For the Years Ended
	December 31,
	2018	2017
Federal
Current	$–	$–
Deferred	(4,840,852)	847,315
State and local:
Current	–	–
Deferred	346,679	(1,290,314)
Foreign
Current	–	–
Deferred	(187,853)	(160,764)
	(4,682,026)	(603,763)
Change in valuation allowance	4,682,026	603,763
Income tax provision (benefit)	$–	$–

The reconciliation of the expected tax expense (benefit) based on the U.S. federal statutory rates for 2018 and 2017, respectively, with the actual expense is as follows:

	For the Years Ended
	December 31,
	2018		2017
U.S. federal statutory rate	(21.0%	)	(34.0%	)
State taxes, net of federal benefit	(2.0%	)	(6.0%	)
Permanent differences	3.8%		1.4%
Statutory rate differential - domestic. vs. foreign	1.8%		6.2%
Changes in tax rates	2.9%		29.2%
Other	(0.6%	)	(0.1%	)
Change in valuation allowance	15.1%		3.3%
Income tax provision (benefit)	0.0%		0.0%

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WORLD POKER TOUR AND ALLIED ESPORTS

Notes to Combined Financial Statements

The tax effects of temporary differences that give rise to deferred tax assets are presented below:

	For the Years Ended
	December 31,
	2018	2017
Deferred Tax Assets:
Net operating loss carryforwards	$13,521,964	$7,465,367
Production costs	2,056,726	3,512,147
Investment	2,183,396	–
Stock-based compensation	40,516	540,277
Capitalized start-up costs	411,842	517,932
Property and equipment	–	123,241
Accruals and other	398,310	343,689
Gross deferred tax assets	18,612,754	12,502,653
Property and equipment	(1,428,075)	–
Net deferred tax assets	17,184,679	12,502,653
Valuation allowance	(17,184,679)	(12,502,653)
Deferred tax assets, net of valuation allowance	$–	$–

As of December 31, 2018, the Company had approximately $51,000,000, $33,500,000 and $3,500,000 of federal, state and foreign net operating loss (“NOL”) carryforwards available to offset against future taxable income. Of the federal NOLS, $25,900,000 may be carried forward for twenty years and begin to expire in 2035, while $25,100,000 have no expiration. The federal and state NOL carryovers are subject to annual limitations under Section 382 of the U.S. Internal Revenue Code when there is a greater than 50% ownership change, as determined under the regulations. There was a change of control on or about June 2015 and the Company has determined that, approximately $34,000,000 of federal and state NOLs will expire unused and are not included in the available NOLs stated above. Therefore, we reduced the related deferred tax asset for these NOL carryovers by approximately $13,600,000 from June 2015 forward. To date, no additional annual limitations have been triggered, but the Company remains subject to the possibility that a future greater than 50% ownership change could trigger annual limitations on the usage of NOLs.

The Company assesses the likelihood that deferred tax assets will be realized. ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2018 and 2017. For the years ended December 31, 2018 and 2017, the increase in the valuation allowance was $4,682,026 and $603,763, respectively.

The Company’s tax returns remain subject to examination by various taxing authorities beginning with the tax year ended December 31, 2015. No tax audits were commenced or were in process during the years ended December 31, 2018 and 2017.

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Notes to Combined Financial Statements

Note 13 – Commitments and Contingencies

Operating Leases

Effective on March 23, 2017, Allied Esports entered into a non-cancellable operating lease for 30,000 square feet of event space in Las Vegas, Nevada, for the purpose of hosting Esports activities (the “Las Vegas Lease”). As part of the Las Vegas Lease, Allied Esports committed to build leasehold improvements to repurpose the space for Esports events prior to March 23, 2018, the day the Arena opened to the public (the “Commencement Date”). Initial lease terms are for minimum monthly payments of $125,000 for 60 months with an option to extend for an additional 60 months at $137,500 per month. Additional annual tenant obligations are estimated at $2 per square foot for Allied Esports’ portion of real estate taxes and $5 per square foot for common area maintenance costs. Lease payments are scheduled to start at the Commencement Date. The aggregate base rent payable over the lease term will be recognized on a straight-line basis.

The Las Vegas Lease also provides for Allied Esports to pay to the lessor an amount equal to 7% of Allied Esports gross sales from the Las Vegas arena, as defined, ("Percentage Rent") to the extent that the Percentage Rent exceeds the minimum annual rent commitment. The Percentage rent shall not exceed $3,000,000 per lease year and is to be paid in monthly installments.

The Company recognized lease expense related to the Las Vegas Lease amounted to $1,250,000 and $968,750 for years ended December 31, 2018 and 2017, respectively, which is included in in-person costs on the accompanying statement of operations.

WPT entered into a non-cancellable operating lease in 2004 for 8,519 square feet of space located in Los Angeles, California (the “LA Lease”) with respect to its operations. The LA Lease calls for an annual base rental during the term ranging between $393,578 and $442,975 and expires in January 2021, with an option to extend for an additional 60 months at the market rate, as defined. The aggregate base rent payable over the lease term will be recognized on a straight-line basis. Rent expense in connection with the LA Lease is capitalized as deferred production costs as incurred (see Note 8 - Deferred Production Costs).

ELC Gaming maintains an office space under a non-cancellable operating lease in Germany that expires in December 2019 with an option to extend for three years (the “Germany Lease”). Lease payments are approximately $7,100 per month.

WPT entered into a non-cancellable operating lease in 2011 for 11,156 square feet of space located in Irvine, California (the “Irvine Lease”) with respect to its operations. The Irvine Lease calls for minimum monthly payments ranging between $25,101 and $29,563 during the rental term and expires in April 2019 with an option to extend for an additional 60 months at the market rate, as defined. The aggregate base rent payable over the lease term is recognized on a straight-line basis. The lease was not renewed and WPT plans to move its headquarters to a temporary location while construction is completed on a new lease that the Company entered on March 29, 2019 (see Note 14 – Subsequent Events).

The Company’s aggregate rent expense related to the Germany Lease and the Irvine Lease amounted to $432,707 and $400,224 for the years ended December 31, 2018 and 2017, respectively, and is reflected in general and administrative expenses in the combined statements of operations.

The scheduled future minimum lease payments under the Company’s leases are as follows:

Year Ending December 31,

2019	2,163,160
2020	1,941,900
2021	1,536,915
2022	1,500,000
2023	337,500
$7,479,475

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Notes to Combined Financial Statements

Executive Engagement Agreement

In January 2018, the Parent amended an employment agreement between the Parent and the Chief Executive Officer of WPT (the “WPT CEO”), such that WPT guarantees any unpaid compensation obligations earned through June 2019, including payments to the WPT CEO upon the closing of the Merger, as described below.

Payments to WPT CEO

Pursuant to the employment agreement of the WPT CEO, both personally and through his consulting company, upon the closing of the Merger, the WPT CEO will be entitled to receive payments equal to (i) 2% of the sale of WPT up to $45 million, and 1% of the sale of WPT over $45 million; (ii) 2.5% of the shares and cash received by Parent in the Merger; and (iii) a payment of $1.5 million for reaching certain profitability goals of WPT, as described above, which are an obligation of the Parent.

Litigations, Claims, and Assessments

The Company is involved in various disputes, claims, liens and litigation matters arising out of the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company's combined financial position, results of operations or cash flows.

Note 14 – Subsequent Events

Lease Agreement

On March 29, 2019, WPT entered into an operating lease for approximately 25,000 square feet of space located in Irvine, California (the “New Irvine Lease”) with respect to its operations. The lease term is 167 months and monthly base rent under the New Irvine lease begins at $65,134 and increases to $95,652 over the term of the lease. The lease is guaranteed by the Parent. WPT has a one-time option of reducing the size of the leased premises to 10,000 square feet on or before June 15, 2019. In the event of such reduction, the parties have agreed to amend the lease agreement, along with the base rent and other costs payable by WPT, based upon the reduced square footage.

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